                                                 FILE PURSUANT TO RULE 424(b)(1)
                                           REGISTRATION STATEMENT NO.: 333-85808

                                                                      PROSPECTUS

                                  PRECIS, INC.

                         300,000 SHARES OF COMMON STOCK

      The selling shareholders are offering 300,000 shares of common stock. These shares of common stock may be, but do not have to be, sold by the selling shareholders. The common stock is listed on the Nasdaq SmallCap Market and the
     Boston Stock Exchange and is quoted under the symbols "PCIS" and "PCI,"
                                  respectively.

                   THE COMMON STOCK OFFERED HEREBY INVOLVES A
          HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING AT PAGE 4.
                            ------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES,
  OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================
                                                                            UNDERWRITING         PROCEEDS TO
                                                           PRICE TO        DISCOUNTS AND           SELLING
                                                            PUBLIC          COMMISSIONS          SHAREHOLDERS
-------------------------------------------------------------------------------------------------------------
Common Stock...........................................        $14.40        $    --               $14.40
-------------------------------------------------------------------------------------------------------------
Total..................................................      $4,320,000      $    --             $4,320,000
=============================================================================================================

                THE DATE OF THIS PROSPECTUS IS APRIL 19, 2002.

                               PROSPECTUS SUMMARY

     This summary highlights selected information appearing elsewhere in this document. It does not contain all the information that is or may be important to you. You should read this entire document carefully. For additional information, see "Where You Can Find Additional Information" (page 12).

     We call this document a prospectus. It covers shares of our common stock which are offered by the selling shareholders to you and others. This offering to you and others is referred to as the offering. These shares of our common stock have been registered with the United States Securities and Exchange Commission.

     We recommend that you especially consider that information contained in "Risk Factors" (page 4). All references in this prospectus to fiscal years are to our fiscal year ended December 31 of each year.

PRECIS, INC.
2040 NORTH HIGHWAY 360
GRAND PRAIRIE, TEXAS 75050
(972) 522-2008

     We offer savings on healthcare services throughout the United States to persons who are under-insured. These savings are offered by accessing the same preferred provider organizations (PPO's) that are utilized by many insurance companies. These programs are sold primarily through a network marketing strategy under the name Care Entree. We design these programs to benefit health care providers as well as the network members. Providers commonly give reduced or preferred rates to PPO networks in exchange for steerage of patients. However, the providers must still file claim forms and wait 30 to 60 days to be paid for their services. Our programs utilize these same networks to obtain the same savings for the Care Entree program members. However, the healthcare providers are paid immediately for their services and are not required to file claim forms. We provide transaction facilitation services to both the program member and the healthcare provider.

     Independent representatives may enroll as independent marketing representatives by paying an enrollment fee and signing a standard representative agreement. We pay independent marketing representatives a commission equal to 25% of the membership fees of any member they enroll for the life of that member's enrollment. Independent marketing representatives can also recruit other representatives and earn override commissions on sales made by those representatives. We pay a total of 35% in override commissions down through six levels. We have also established bonus pools that allow independent marketing representatives who have achieved certain levels to receive additional commissions measured in part by our revenues in these programs.

     We also design membership programs for rental-purchase companies, financial organizations, employer groups, retailers and association-based organizations. Memberships in these programs are offered and sold as part of a point-of-sale transaction or by direct marketing through direct mail or as inserts. Program members are offered and provided our and third-party vendors' products and services. We believe that our clients, their customers, and the vendors of the products and services offered through the programs all benefit from our membership service programs. The products and services are bundled, priced and marketed utilizing relationship marketing strategies to target the profiled needs of the clients' particular customer base. Most of our memberships are sold by third-party organizations, generally in connection with a point of sale transaction. We refer to these programs and membership sales as wholesale programs.

     Through the design of our wholesale programs, we seek to address our clients' desires to obtain another source of income from their customers through membership sales. In return for the wholesale sale of memberships, our clients collect the weekly or monthly membership fees and retain 40% to 80% of such fees. The balance of these membership fees, 20% to 60%, is remitted to us. The programs are designed and managed to strengthen the relationship between our clients and their customers.

THE OFFERING

Common stock outstanding
    as of April 2, 2002...............................      11,754,677 shares

Common stock to be offered............................      300,000 shares

Common stock to be outstanding after
    the offering......................................      11,754,677 shares

Net proceeds..........................................      We will not receive proceeds from the sale of the
                                                            common stock by the selling shareholders.

Common stock symbols:
     Nasdaq SmallCap Market symbol....................      PCIS
     Boston Stock Exchange symbol.....................      PCI

SUMMARY FINANCIAL AND OPERATING INFORMATION

     The following table presents our selected historical financial data. The financial data presented below as of December 31, 2001 and 2000 and for the years ended on these dates are audited and have been derived from our financial statements included in our annual report on Form 10-KSB that is incorporated by reference in this prospectus. You should read this information together with our financial statements and their notes.

                                                                                   FOR THE YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
OPERATING DATA:                                                                        2001                2000
                                                                                  --------------       -----------
Product and service revenues............................................          $  22,358,171        $   595,182
                                                                                  -------------        -----------
Operating expenses:
  Cost of operations....................................................              8,701,290            386,222
  Product deployment and research and development.......................                     --             44,392
  Sales and marketing...................................................              7,164,323            295,942
  General and administrative............................................              3,218,261            531,058
                                                                                  -------------        -----------
    Total expenses......................................................             19,083,874          1,257,614
                                                                                  -------------        -----------
    Operating income (loss).............................................              3,274,297           (662,432)
                                                                                  -------------        -----------
Other expenses (income):
  Interest income, net..................................................                (81,278)          (201,252)
  Amortization of goodwill..............................................                578,651             15,214
                                                                                  -------------        -----------
    Other expenses (income).............................................                497,373           (186,038)
                                                                                  -------------        -----------
      Net income (loss) before taxes....................................              2,776,924           (476,394)
Provision for income taxes..............................................                175,846                 --
                                                                                  -------------        -----------
      Net income (loss).................................................              2,601,078           (476,394)
Preferred stock dividends...............................................                236,000             16,000
Net income (loss) applicable to common stockholders.....................          $   2,365,078        $  (492,394)
Earnings per share:
                Basic...................................................          $        0.30        $     (0.21)
                Diluted.................................................          $        0.29        $     (0.21)
    Weighted average number of common shares outstanding:
                Basic...................................................              8,000,042          2,296,000
                                                                                  =============        ===========
                Diluted.................................................              8,000,042          2,296,000
                                                                                  =============        ===========

                                                                                            DECEMBER 31,
                                                                                   -------------------------------
                                                                                        2001             2000
                                                                                   --------------   --------------
BALANCE SHEET DATA:
Current assets....................................................................  $   5,089,875     $  5,211,581
Working capital...................................................................      1,371,549        3,961,068
Total assets......................................................................     28,503,984        8,150,025
Current liabilities...............................................................      3,718,326        1,250,513
Stockholders' equity..............................................................     24,407,195        6,875,631

                                  RISK FACTORS

     THE PURCHASE OF THE SHARES OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, YOU SHOULD CONSIDER THE FOLLOWING FACTORS AND THE MATTERS DISCUSSED ELSEWHERE IN THIS PROSPECTUS WHEN EVALUATING AN INVESTMENT IN OUR COMMON STOCK. MANY OF THE FACTORS DISCUSSED BELOW ARE NOT WITHIN OUR CONTROL. WE PROVIDE NO ASSURANCE THAT ONE OR MORE OF THESE FACTORS

-    WILL NOT ADVERSELY AFFECT

     -   THE MARKET PRICE OF OUR COMMON STOCK,

     -   OUR FUTURE OPERATIONS, AND

     -   OUR BUSINESS,

     -   FINANCIAL CONDITION, OR

     -   RESULTS OF OPERATIONS

-    REQUIRING SIGNIFICANT REDUCTION OR DISCONTINUANCE
     OF OUR OPERATIONS,

-    REQUIRING US TO SEEK A MERGER PARTNER OR

- REQUIRING US TO SELL ADDITIONAL SECURITIES ON TERMS THAT ARE HIGHLY DILUTIVE TO OUR SHAREHOLDERS.

WE CAUTION YOU THAT WE ARE PROVIDING FORWARD LOOKING INFORMATION IN THIS PROSPECTUS.

     We have included some forward-looking statements in this section and other places in this prospectus regarding our expectations. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. You should read statements that contain these words carefully because they:

-    discuss our future expectations;

- contain projections of our future operating results or of our future financial condition; or

-    state other "forward-looking" information.

     We believe it is important to discuss our expectations; however, it must be recognized that events may occur in the future over which we have no control and which we are not accurately able to predict.

OUR REVENUES ARE PRIMARILY DEPENDENT ON OUR INDEPENDENT MARKETING
REPRESENTATIVES, WHOSE REDUCED SALES EFFORTS OR TERMINATION AS REPRESENTATIVES MAY RESULT IN SIGNIFICANT LOSS OF REVENUES.

     Our success and growth depend in large part upon our ability to attract, retain, and motivate the network of independent marketing representatives who principally market our Care Entree products and services. Our independent marketing representatives typically offer and sell our Care Entree products and services on a part-time basis and may engage in other business activities. These marketing representatives may give higher priority to other products or services, reducing their efforts devoted to marketing our Care Entree products and services. Also, our ability to attract and retain marketing representatives could be negatively affected by adverse publicity relating to our Care Entree products and services or our operations. Under our network marketing system, the marketing representative downline organizations are headed by a relatively small number of key representatives who are responsible for a significant percentage of total revenues.

     The loss of a significant number of our independent marketing representatives, including any key representatives, for any reason, could adversely affect our revenues and operating results, and could impair our ability to attract new marketing representatives.

DEVELOPMENT AND MAINTENANCE OF COMMERCIAL RELATIONSHIPS WITH PREFERRED PROVIDER ORGANIZATIONS ARE CRITICAL.

     As part of our business operations, we must develop relationships with preferred provider organizations within each market area that our Care Entree healthcare products and services are offered. Development and maintenance of these relationships with healthcare providers within a preferred provider organization is in part based on professional relationships and the reputation of our management and marketing personnel. Because each member that receives healthcare services is self-insured for payment for the healthcare services, failure to pay or late payment by members may negatively affect our relationship with the preferred provider organizations. Consequently, preferred provider organization relationships may be adversely affected by events beyond our control, including departures of key personnel and alterations in professional relationships and failures to pay for services received. The loss of a preferred provider organization within a geographic market area may not be replaced on a timely basis, if at all.

     The loss of a preferred provider organization for any reason could have a material adverse effect on our business, financial condition, and results of operations.

COMPETITION FOR SALES REPRESENTATIVES AS WELL AS IN THE HEALTHCARE PRODUCTS AND SERVICES OFFERED IS BECOMING MORE INTENSE.

     Although the medical savings membership industry is in its early stages of development, competition for members is becoming more intense. We offer membership programs that provide products and services similar to or directly in competition with products and services offered by our network marketing competitors as well as the providers of such products and services through other channels of distribution. Although not permitted under the current agreements with our marketing representatives and private label clients, in the future some of our clients may provide, either directly or indirectly through third parties, programs that compete with our Care Entree programs. Furthermore, marketing representatives have a variety of products that they can choose to market, whether competing with us in the healthcare market or not. Our business operations compete in two channels of competition. First, we compete based upon the healthcare products and services offered. These competitors include companies that offer healthcare products and services through membership programs

     Our independent marketing repesentative network organization is subject to federal and state laws and much like those offered by us, as well as large retailers, financial institutions, insurance companies, preferred provider organization networks and other organizations that offer benefit programs to their customers. Second, we compete with all types of network marketing companies throughout the U.S. for new representatives. Many of our competitors have substantially larger customer bases and greater financial and other resources.

     We provide no assurance that our competitors will not provide healthcare benefit programs comparable or superior to those programs offered by us at lower membership prices or adapt more quickly to evolving healthcare industry trends or changing industry requirements. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which could adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to compete effectively against current and future competitors.

WE MAY BECOME SUBJECT TO GOVERNMENT REGULATION AS A HEALTHCARE PROVIDER MUCH LIKE AN INSURANCE COMPANY.

     Our membership and healthcare benefits are offered and sold without license by any federal, state, or local regulatory licensing agency or commission. In comparison, companies that provide insurance benefits and operate healthcare management organizations and preferred provider organizations are regulated by state licensing agencies and commissions. These regulations extensively cover operations, including scope of benefits, rate formula, delivery systems, utilization review procedures, quality assurance, enrollment requirements, claim payments, marketing and advertising. In the future state insurance regulatory agencies and commissions may determine that our operations are subject to governmental regulation, which may adversely affect our future operations.

THE FAILURE OF OUR NETWORK MARKETING ORGANIZATION TO COMPLY WITH FEDERAL AND STATE REGULATION COULD RESULT IN ENFORCEMENT ACTION AND IMPOSITION OF PENALTIES, MODIFICATION OF OUR NETWORK MARKETING SYSTEM, AND NEGATIVE PUBLICITY.

     Our independent marketing representative network organization is subject to federal and state laws and regulations administered by the Federal Trade Commission and various state agencies. These laws and regulations include securities, franchise investment, business opportunity, and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that product and service sales are ultimately made to consumers (as opposed to other marketing representatives) and that advancement within the network marketing system is based on sales of products and services, rather than an equity investment in us or other non-retail sales related criteria.

     The compensation structure of a network marketing organization is very complex. Compliance with all of the applicable regulations and laws is uncertain because of

-    the evolving interpretations of existing laws and regulations and

- the enactment of new laws and regulations pertaining in general to network marketing organizations and product and service distribution.

     Accordingly, there is the risk that our network marketing system could be found to not comply with applicable laws and regulations, that could then

-    result in enforcement action and imposition of penalties,

-    require modification of the marketing representative network system,

-    result in negative publicity, or

-    have a negative effect on distributor morale and loyalty.

Any of these consequences could have a material adverse effect on our sales as well as our financial condition.

THE LEGALITY OF OUR NETWORK MARKETING ORGANIZATION IS SUBJECT TO CHALLENGE BY OUR MARKETING REPRESENTATIVES, WHICH COULD RESULT IN SIGNIFICANT DEFENSE COSTS, SETTLEMENT PAYMENTS OR JUDGMENTS, AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR SALES AND FINANCIAL CONDITION.

     Our network marketing organization is subject to legality challenge by the marketing representatives, both individually and as a class. Generally, these challenges would be based on claims that the network organization was operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act. Proceedings resulting from these claims could result in significant defense costs, settlement payments, or judgments, and could have a material adverse effect on us.

THE PROGRAM MARKETING ACTIVITIES OF OUR SUBSIDIARY FORESIGHT ARE DEPENDENT UPON OUR CLIENTS.

     In carrying out our program marketing activities through our subsidiary Foresight, Inc., we are dependent upon our clients utilizing our services to design membership programs for their customers. Each marketing program is approved by the client prior to presentation to the client's customers.

     On August 31, 2001, Rent Way, Inc., then our largest single customer, ceased offering our membership programs through its rental stores. Prior to our merger-acquisition of Capella Group on June 8, 2001, approximately 75% and 4% of our revenues during 2000 and 2001, respectively, were attributable to membership programs sold by Rent Way, Inc.

     Our client relationships are pursuant to written contracts that typically may be terminated by us or the client upon 90 days' notice prior to the initial two-year anniversary or the one-year anniversary date thereafter without cause and without penalty. Generally, upon termination, the client may not offer similar products or services for a one-year period; however, we are not prohibited from continuing to offer or provide membership services and products directly or indirectly to the client's individual customers. If the agreement is terminated for our default, we are prohibited from renewing memberships and the client has the right to cause us to terminate our relationship with existing program members. Events that constitute default include events outside our control, including acts and omissions by our third-party product and service vendors or providers. There is no assurance that our clients will not terminate their relationships with us or cease to provide additional customer lists for our use in further marketing of new or existing membership programs.

WE ASSUMED A CONTINGENT TAX LIABILITY IN CONNECTION WITH OUR MERGER-ACQUISITION OF FORESIGHT.

     In January 1999, Universal Marketing Services, Inc., the former parent of our wholly-owned subsidiary, Foresight, Inc., purchased the outstanding common stock Foresight for $4,540,000. Universal Marketing Services agreed to indemnify the shareholders of Foresight for the increase in federal income taxes and any applicable penalties to the extent that the reported $4,532,000 of the purchase price does not qualify for long-term capital gain treatment. In connection with our merger-acquisition of Foresight, we assumed the indemnification obligation of Universal Marketing Services.

     Upon examination the Internal Revenue Service may take the position that all or a portion of the $4,532,000 should be classified as ordinary income taxable at the maximum federal income tax rate of 39.6% rather than the long-term capital gain 20% rate. In the event the Internal Revenue Service successfully asserts that long-term capital gain classification was improper, we will be required to indemnify the former shareholders.

WE HAVE MANY COMPETITORS AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY WHICH MAY LEAD TO LACK OF REVENUES AND DISCONTINUANCE OF OUR OPERATIONS.

     We compete with numerous well-established companies that design and implement membership programs. Some of our competitors may be companies that have programs that are functionally similar or superior to our membership programs. Most of our competitors possess substantially greater financial, marketing, personnel and other resources than us. They may also have established reputations relating to membership programs.

     Due to competitive market forces, we may experience price reductions, reduced gross margins and loss of market share in the future, any of which would result in decreases in sales and revenues. These decreases in revenues would adversely affect our business and results of operations and could lead to discontinuance of operations. There can be no assurance that

-    we will be able to compete successfully,

- our competitors will not develop membership programs that render our programs less marketable or even obsolete, or

-    we will be able to successfully enhance our programs when necessary.

THE GOODWILL RECORDED IN CONNECTION WITH OUR ACQUISITIONS OF CAPELLA GROUP AND FORESIGHT MAY BECOME IMPAIRED AND REQUIRE THE WRITE-DOWN AND THE RECOGNITION OF IMPAIRMENT EXPENSE WHICH MAY BE SUBSTANTIAL.

     In connection with our acquisitions of Capella Group and Foresight, we recorded goodwill, an intangible asset, that at December 31, 2001, had an aggregate asset value of $21,237,444. In the event this goodwill is determined to be impaired for any reason, we will be required to write-down or reduce the value of goodwill and recognize an impairment expense. The impairment expense may be substantial in amount and, in such case, adversely affect the results of our operations for the applicable period and may adversely affect the market value of our common stock.

IF WE FAIL TO MEET THE MINIMUM REQUIREMENTS, OUR COMMON STOCK WILL BE DELISTED BY NASDAQ AND THE BOSTON STOCK EXCHANGE AND WILL BECOME TRADABLE ON THE OVER-THE-COUNTER MARKET, WHICH WILL ADVERSELY AFFECT THE SALE PRICE OF OUR COMMON STOCK.

     In order to continue inclusion of our common stock on Nasdaq and the Boston Stock Exchange minimum listing requires must be met. In the event these minimum requirements for inclusion are not met, our common stock

- will be delisted and no longer included on the Nasdaq SmallCap Market and Boston Stock Exchange,

-    will then be traded in the over-the-counter market, and

-    may become subject to the "penny stock" trading rules.

The over-the-counter market is volatile and characterized as follows:

- the over-the-counter securities are subject to substantial and sudden price increases and

- at times the price (bid and ask) information for the securities may not be available,

- if there is only one or two market makers, there is a risk that the dealers or group of dealers may control the market in our common stock and set prices that are not based on competitive forces, and

Consequently, the market price of our common stock will be adversely affected if it ceases to be included on the Nasdaq SmallCap Market and Boston Stock Exchange.

IF OUR COMMON STOCK BECOMES SUBJECT TO "PENNY STOCK" RULES, THE MARKET PRICE OF OUR COMMON STOCK WILL BE ADVERSELY AFFECTED.

     If our common stock is delisted from the Nasdaq SmallCap Market and the Boston Stock Exchange, our common stock may become subject to the "penny stock" rules. A "penny stock" is generally a stock that

-    is only listed in "pink sheets" or on the NASD OTC Bulletin Board,

- the available offered price may be substantially below the quoted bid price.

-    has a price per share of less than $5.00 and

-    is issued by a company with net tangible assets less than $2 million.

The penny stock trading rules will impose additional duties and responsibilities upon broker-dealers and salespersons recommending the purchase of a penny stock or the sale of a penny stock. Required compliance with these rules will

-    materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with publicly traded stocks may not exist.

                              SELLING SHAREHOLDERS

     The following table presents the beneficial ownership of our common stock of the selling shareholders together with their percentage holdings of the outstanding shares. To our knowledge, the selling shareholders have sole voting and investment power with respect to their shares unless otherwise indicated. For purposes of the following table, the number of shares and percent of ownership of our outstanding common stock that the named person beneficially owns include shares of our common stock that the person has the right to acquire within 60 days of the date of this Prospectus (from exercise of stock options and warrants) and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

                                                 BEFORE THE OFFERING                        AFTER THE OFFERING
                                             ---------------------------                ---------------------------
                                                  SHARES     PERCENT OF                    SHARES       PERCENT OF
                                              BENEFICIALLY  OUTSTANDING     SHARES      BENEFICIALLY   OUTSTANDING
NAME OF SELLING SHAREHOLDER                       OWNED      SHARES(1)     OFFERED         OWNED        SHARES(1)
---------------------------
                                             -------------  ------------  ----------    ----------- ---------------
Judith H. Henkels(2).......................      3,657,058         31.1%     100,000      3,507,058          29.8%

Leland S. Chaffin, Jr.(2)..................      3,657,058         31.1%      50,000      3,507,058          29.8%

John F. Luther(3)..........................        521,009          4.4%      50,000        471,009           4.0%

Rhodes Family Trust(4).....................        531,009          4.5%      50,000        481,009           4.1%

Mary L. Kelly(5)...........................        521,009          4.4%      50,000        471,009           4.0%

----------
*    The percentage is less than 1.0%.
(1) The percentages shown were rounded to the nearest one-tenth of one percent, based upon the 11,754,677 outstanding shares of common stock as of the date of this Prospectus without giving effect to the issuance of any additional shares pursuant to exercise of outstanding warrants and stock options after the date of this Prospectus. Based upon our knowledge, each named person has sole voting and sole investment power with respect to the shares shown except as noted, subject to community property laws, where applicable.
(2) Judith H. Henkels and Leland S. Chaffin, Jr. are married and they reside in Texas, a community property state. Judith H. Henkels is our President and Chief Executive Officer and one of our directors. Mr. Chaffin and Ms. Henkels are deemed to beneficially own the same number of beneficially owned shares. The beneficially owned shares and percentages include
     -    3,126,049 shares of common stock owned by Ms. Henkels,
     -    521,009 shares of common stock owned by Mr. Chaffin, and
     - 10,000 shares issuable upon exercisable stock options held by Ms. Henkels.
     The shares 100,000 shares being offered by Ms. Henkels and the 50,000 shares being offered by Mr. Chaffin are directly owned by each of them; however, for purposes of determining beneficially owned shares, each will be deemed to have sold 150,000 shares.
(3) Mr. Luther is a director and an executive officer of The Capella Group, Inc.
(4) The beneficially owned shares are deemed owned by Rhodes Family Trust and Bobby R. Rhodes. Mr. Rhodes is one of our directors and an executive officer and a director of The Capella Group, Inc. The beneficially owned shares and the percentages include
     -    521,009 shares of common stock owned by the Rhodes Family Trust and
     - 10,000 shares of common stock issuable upon exercise of stock options held by Mr. Rhodes.
(5) Ms. Kelly is our Chief Financial Officer and an executive officer of The Capella Group, Inc.

                               INTEREST OF COUNSEL

     Certain legal matters related to this offering will be passed upon for us by our counsel, Dunn Swan & Cunningham, A Professional Corporation, Oklahoma City, Oklahoma, including the validity of the issuance of the shares of common stock being offered for sale by the selling shareholders. Michael E. Dunn, one of our directors, is a member of Dunn Swan & Cunningham. Dunn Swan & Cunningham is the owner of 2,000 shares of our common stock. Mr. Dunn owns 6,000 shares of our common stock and holds options exercisable for the purchase of 10,000 shares of our common stock for $1.25 per share on or before December 29, 2005 and stock options exercisable on or before August 22, 2006 for the purchase of 10,000 shares of our common stock at $3.55 per share. The owned shares and stock options were acquired prior to commencement of this offering and these acquisitions were unrelated to this offering.

                              PLAN OF DISTRIBUTION

     The shares of common stock offered may be sold by the selling shareholders, or by pledgees, donees, transferees or other successors in interest that receive the shares as a gift, trust or partnership distribution or other non-sale related transfer, from time to time in transactions on the Nasdaq SmallCap Market or the Boston Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at prices related to the prevailing market prices or negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares for whom the broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or in compliance with the available registration or qualification exemption.

     The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock during the period beginning one or five business days prior to commencement of such distribution. In addition and without limiting the foregoing, each selling shareholder will be subject to the applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Rule 102, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholder.

     Furthermore, pursuant to the amended and restated selling shareholder agreement dated as of March 1, 2002, we have agreed to bear all costs and expenses associated with this offering. These costs and expenses include all registration and filing fees, printing expenses, fees and disbursement of our counsel, stock transfer, and commissions and discounts, if any, associated with the sale of the shares of common stock. We have agreed to indemnify the selling shareholders against any costs or liabilities incurred by any of them because of the selling shareholder's participation in this offering and our misstatement or omission to state a material fact. We are not obligated to indemnify the selling shareholder if the cost or liability was due to the knowingly fraudulent, deliberately dishonest or willful misconduct of the selling shareholder.

     The foregoing is a summary of the material terms of our agreements with Stonegate and the selling shareholders. Each of these agreements is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information."

     The holders of the shares of common stock that are offered in this offering are under no obligation to sell all or any of the shares. The selling shareholders are not restricted as to the prices at which they may sell their shares of common stock and sales of these shares at less than market price may depress the market price of the common stock.

                    LIABILITY LIMITATIONS AND INDEMNIFICATION
                  OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

OFFICER AND DIRECTOR LIABILITY

     As permitted by the provisions of the Oklahoma General Corporation Act, our certificate of incorporation eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions and applicable laws do not eliminate the liability of one of our directors for

-    a breach of the director's duty of loyalty to us or our shareholders,

- acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law,

- liability arising under the Oklahoma General Corporation Act relating to the declaration of dividends and purchase or redemption of shares of our common stock in violation of the Oklahoma General Corporation Act,

- any transaction from which the director derived an improper personal benefit, or

-    violations of federal securities laws,

and do not limit our rights or those of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief; however, such remedies may not be effective in all cases.

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Oklahoma General Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if our board of directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests.

     Our certificate of incorporation and bylaws and the Oklahoma General Corporation Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under our certificate, our bylaws, an agreement, vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

     We have indemnification agreements with each of our directors and executive officers. Under these indemnification agreements we agreed to pay on behalf of the director or officer (and his executor, administrator and heir) any amount that he or she is or becomes legally obligated to pay because

- he served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request or

- he was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that he served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.

To be entitled to indemnification, the director or officer must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the director or officer is determined to be liable to us, unless the court in which the legal proceeding was brought determines that the director or officer was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys' fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.

                      WHERE TO FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 (No. 333-85808) of which this prospectus is a part, under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, Washington, D.C., with respect to the participation interests. As permitted by the rules and regulations, this prospectus does not contain all of the information set forth in the registration statement, including the exhibits thereto. The statements contained in this prospectus as to the contents of any contract or other document referenced herein are not necessarily complete. In each instance, if the contract or document was filed or incorporated by reference as an exhibit to the registration statement, reference is made to the contract or other document filed or incorporated by reference as an exhibit to the registration statement. Accordingly, each such reference made to the contract or other document is qualified in all respects by such reference. The registration statement (including the exhibits thereto) may be inspected without charge at the following locations of the Securities and Exchange Commission

                              Public Relations Room
                                 Judiciary Plaza
                             450 Fifth Street, N.W.
                           Washington, D.C. 20549-1004

                            New York Regional Office
                                  233 Broadway
                            New York, New York 10279

                             Chicago Regional Office
                       500 West Madison Street, Suite 1400
                            Chicago, Illinois 60661.

Copies of the registration statement and the exhibits and schedules thereto may be obtained from the Commission at such offices, upon payment of prescribed rates. You may obtain additional information regarding operation of the reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, and our reports have been filed with the Commission through EDGAR. We will provide without charge to each person who receives this prospectus, upon written or oral request, a copy of any information incorporated by reference in this prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference). Such requests should be directed to Precis, Inc. at 2040 North Highway 360, Grand Prairie, Texas 75050, Attention: Corporate Secretary, (telephone: (972) 522-
2008).

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") as a "small business issuer" as defined under Regulation S-B promulgated under the Securities Act of 1933. In accordance with the 1934 Act, we file reports and other information with the Commission (File No. 001-15667), and such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in Washington, D.C.

     We have recently filed the following documents with the Securities and Exchange Commission under the Exchange Act, each of which is incorporated by reference in this prospectus:

- our Annual Report on Form 10-KSB for the year ended December 31, 2001, filed on March 20, 2002; and

- the description of our common stock in the Amendment to Registration Statement on Form 8-A, filed with the Commission on July 31, 2001.

In addition, all reports and other documents filed with the Securities and Exchange Commission under the Exchange Act prior to termination of this offering are incorporated by reference into this prospectus.

     We distribute to the holders of our securities annual reports containing consolidated financial statements audited by our independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited condensed consolidated financial information. Such requests should be directed to Precis, Inc. at 2040 North Highway 360, Grand Prairie, Texas 75050, Attention: Corporate Secretary, (telephone: (972) 522-2008).

          CAUTIONARY STATEMENT RELATING TO FORWARD LOOKING INFORMATION

     We have included some forward-looking statements in this prospectus regarding our expectations. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking terminology including "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategies that involve risks and uncertainties. You should read statements that contain these words carefully because they:

-    discuss our future expectations;
- contain projections of our future operating results or of our future financial condition; or
-    state other "forward-looking" information.

     We believe it is important to communicate our expectations to you, but events may occur in the future over which we have no control and which we are not accurately able to predict.

================================================================================

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN THOSE JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                  ------------

                                TABLE OF CONTENTS

                                                   PAGE
PROSPECTUS SUMMARY............................        1
RISK FACTORS..................................        3
SELLING SHAREHOLDERS..........................        8
INTEREST OF COUNSEL...........................        8
PLAN OF DISTRIBUTION..........................        9
LIABILITY LIMITATIONS AND
     INDEMNIFICATION OF OFFICERS,
     DIRECTORS, EMPLOYEES
     AND AGENTS...............................        9
WHERE TO FIND ADDITIONAL
     INFORMATION..............................       10
CAUTIONARY STATEMENT RELATING
     TO FORWARD LOOKING
     INFORMATION..............................       11

                                  ------------

================================================================================

                                  PRECIS, INC.

                                     300,000

                             SHARES OF COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                  ------------

     Requests for general information or additional copies of this Prospectus should be directed to us by calling or writing us at:

                                  PRECIS, INC.
                             2040 NORTH HIGHWAY 360
                           GRAND PRAIRIE, TEXAS 75050
                         ATTENTION: CORPORATE SECRETARY
                            TELEPHONE: (972) 522-2008

                                   -----------

================================================================================

                                 APRIL 19, 2002

================================================================================